Exhibit 10.1

July 3, 2025

Omar Ahmed
Masimo Corporation
52 Discovery
Irvine, CA 92618

Dear Omar:

It is with great pleasure that we extend this offer of promotion to the position of Chief Technology & Innovation Officer and EVP of Engineering reporting to Katie Szyman, Chief Executive Officer. The effective date of your promotion will be July 7, 2025.

Your new annual salary will be $500,000 paid bi-weekly, and your bonus opportunity increases to a target of 60% of your annual salary.
Beginning in fiscal year 2026, your annual long-term equity incentive awards (the “Annual LTI Opportunity”) will increase to a target of $1,500,000. The Annual LTI Opportunity will be granted in accordance with the terms of the Company’s 2017 Equity Incentive Plan (as amended or replaced from time to time, the “Plan”) and in the same form as, and with the same terms and conditions (including vesting conditions) established by the Committee in its sole discretion for, other annual long-term equity incentive awards to other similarly-situated executives of the Company, as set forth in the applicable award agreement(s). The Annual LTI Opportunity will be reviewed annually by the Compensation Committee of the Board of Directors (the “Committee”) based on performance, market data and other factors deemed relevant by the Committee.
With your promotion, as soon as administratively practicable after the date you sign and return this letter, you will also receive an additional award of Restricted Stock Units (“RSUs”) with a grant date fair value of $200,000, subject to the terms of the Plan and your individual Restricted Stock Unit Award Agreement (“Award Agreement”). This additional RSU award will vest over a 5 year period, subject to your continued employment with Masimo, with twenty percent (20%) of the RSUs vesting on the one year anniversary of your vesting commencement date (as determined by the Company and as will be set forth in your Award Agreement), and an additional twenty percent (20%) vesting on each subsequent one (1) year anniversary of the vesting commencement date. The RSU award will be subject to all conditions and restrictions, including vesting conditions, as are contained in the Plan and your Award Agreement. For clarity, this RSU award will be in addition to the 2025 annual grant with a grant date fair value of $1,100,000 that you have already received.
All other benefits and terms of your employment will remain the same.
Please acknowledge your acceptance of this offer by signing below and returning this letter to Human Resources.
We wish you continued success.
Sincerely,
Lisa Hellmann
Chief Human Resources Officer

Accepted and agreed:

/s/ OMAR AHMED	7/7/2025
Omar Ahmed	Date